Exhibit 99.1

Safeguard Scientifics Announces Fourth Quarter and Full Year 2012 Financial Results

  Partner Companies Continue to Grow; 2012 Partner Company Aggregate Revenue at $197.3 million, up 38% from $142.7 million in 2011; Projected to be $250 Million to $270 Million in 2013, an increase of 27% to 37% from 2012
  2013 Targets: Increase Partner Company Roster to up to 25, Realize 2 Exit Transactions
  Live Conference Call and Webcast Today at 9:00 a.m. EST

WAYNE, Pa.--(BUSINESS WIRE)--March 7, 2013--Safeguard Scientifics, Inc. (NYSE:SFE), a holding company that builds value in growth-stage healthcare and technology companies, today announced that its partner companies reported 2012 aggregate revenue of $197.3 million, up from $142.7 million in 2011. Partner companies remain positioned for continued growth and achievement of operating, financial and strategic milestones. As a result, guidance for 2013 partner company aggregate revenue is projected to be between $250 million and $270 million. Results for Safeguard’s partner companies are reported on a one-quarter lag basis.

“The stage has been set for 2013 and beyond with an increase in activity on all fronts,” said Stephen T. Zarrilli, President and CEO at Safeguard. “We intend to be more proactive in driving growth of our existing partner companies. In addition, we’re targeting to increase our roster of partner companies to up to 25 and realizing two well-timed exits by year-end. Through our disciplined approach, we believe that successful execution of our core business can drive Safeguard’s deployed capital plus net cash to a range of $550 million to $700 million by year-end 2015, from approximately $370 million at the beginning of this year.”

Consolidated net loss for the three months ended December 31, 2012 was $10.8 million, or $0.51 per share, compared to $24.5 million, or $1.18 per share, for the same period in 2011. For the year ended December 31, 2012, the consolidated net loss was $39.4 million, or $1.88 per share, versus net income of $110.6 million, or $5.33 per share, in 2011.

“Safeguard had deployed an aggregate of $213 million of capital into its 18 current partner companies as of December 31, 2012,” said Jeffrey B. McGroarty Senior Vice President – Finance. “Our net cash, cash equivalents and marketable securities at year-end 2012 totaled $157.1 million after subtracting the total carrying value of debt outstanding of $49.0 million. Cash used in operating activities was $3.9 million for the three months and $16.5 million for the year ended December 31, 2012, compared to $4.1 million and $17.7 million, respectively, for the comparable periods in 2011.”

PARTNER COMPANY HIGHLIGHTS

Safeguard Partner Company by Revenue Stage
Development Stage - Pre-revenue - Proving out technology - Developing prototype - Beta stage customers	Initial Revenue Stage - $0M to $5M in revenue - Initial customers - Early market penetration - Management team forming - Infrastructure being built	Expansion Stage - $5M to $20M in revenue - Commercial grade solution - Growing market penetration - Management team built out - Infrastructure in place	High Traction Stage - $20M+ in revenue - Significant commercial traction

HEALTHCARE

AdvantEdge Healthcare Solutions, Inc. (Warren, NJ — High Traction Stage)

AdvantEdge Healthcare Solutions (“AdvantEdge”) is a technology-enabled provider of healthcare financial management solutions and business intelligence tools that substantially improve decision making, maximize financial performance, streamline operations and eliminate compliance risks for healthcare providers. AdvantEdge continues to gain meaningful scale through organic growth and strategic acquisitions. Founded in 1999, AdvantEdge is recognized as one of the top 10 medical billing, coding and practice management companies in the U.S.; has more than 675 employees in eight regional offices in the U.S. and one office in Bangalore, India; and collects over $1 billion annually for its physician, hospital, ambulatory surgery and large office-based clients using its own proven technology. Safeguard has deployed $15.3 million into AdvantEdge since November 2006 and has a 40% primary ownership position.

Operating Highlights — During the fourth quarter of 2012, AdvantEdge completed its eighth M&A transaction since 2007 with the acquisition of a New Hampshire-based medical billing company specializing in behavioral health. In addition, AdvantEdge landed at #4 on the NJBIZ 2012 list of New Jersey’s 50 fastest growing companies, ranked by net revenue growth over a four-year period. AdvantEdge revenue in 2012 was $43.6 million. Excluding any further acquisitions AdvantEdge may undertake in 2013, the company expects 2013 revenue to be in excess of $50 million with operating EBITDA margins in excess of 15%.

Alverix, Inc. (San Jose, CA — Initial Revenue Stage)

Alverix produces next-generation instrument and connectivity platforms for diagnostic Point-of-Care (POC) testing. Alverix’s systems enable laboratory quality results in a mobile, inexpensive format, extending testing beyond high volume sites to physician office labs, retail clinics, emerging markets and the home, where immediate results are critical to patient care. Alverix and Becton, Dickinson (BD) have co-developed and BD is commercializing a proprietary POC system that improves near patient infectious-disease diagnoses. Safeguard has deployed $8.8 million in Alverix since October 2007 and has a 49% primary ownership position.

Operating Highlights — In late 2012, BD received 510(k) clearance from the U.S. Food and Drug Administration (FDA) for nasopharyngeal wash, aspirate and swab in transport media specimens on the BD Veritor™ System for Rapid Detection Flu A + B and respiratory syncytial virus. The BD Veritor System is integrated into a proprietary hand-held digital reader developed by Alverix. This expands the market opportunity for the co-developed system to larger volume sites such as hospitals. Macquarie Research said in a December 2012 note that BD is expanding the Veritor test menu to Strep A, which subsequently received FDA 510(k) clearance in February 2013; adenovirus, which was approved in Japan during the fourth quarter of 2012; and sexually transmitted diseases. Alverix remains focused on growing its POC platform business through co-development of near patient test systems with select partners and through development of its own systems.

Crescendo Bioscience, Inc. (San Francisco, CA – Expansion Stage)

Crescendo Bioscience is a molecular diagnostics company dedicated to developing and commercializing objective, quantitative and reproducible blood tests for rheumatoid arthritis (RA) and other auto-immune diseases. More than 1.5 million U.S. patients and 4 million people worldwide suffer from RA; 100,000 new U.S. patients are diagnosed annually. With Crescendo Bioscience’s multi-biomarker Vectra™ DA blood test, physicians can make more informed treatment decisions. Commercially available since 2010, Vectra DA integrates twelve serum proteins associated with RA disease activity into a single objective score, reporting test results to the physician in seven to ten days. Crescendo Bioscience operates a CLIA-certified laboratory. Rheumatologists and patients experience clinical utility using Vectra DA and its information portal, VectraView. In December 2012, Safeguard deployed $10.0 million in Crescendo Bioscience and has a 13% primary ownership position.

Operating Highlights — Proceeds from the recent financing will be used to increase the sales team, and expand marketing and education initiatives. In September 2011, Myriad Genetics invested $25 million of non-dilutive capital into Crescendo Bioscience as long-term debt which is accompanied by a three-year option to acquire Crescendo Bioscience for cash at a predetermined multiple of revenue based on the growth rate of Crescendo Bioscience at the time of option exercise. The option allows Crescendo Bioscience to operate independently and may be exercised after Crescendo Bioscience attains a minimum revenue milestone.

Good Start Genetics, Inc. (Cambridge, MA — Expansion Stage)

Good Start Genetics is an innovative molecular diagnostic company that has developed a more accurate and comprehensive pre-pregnancy genetic test. In early 2012, Good Start Genetics launched its sequencing-based carrier screening test, GoodStart Select™, which screens for all 23 disorders recommended for screening by major medical societies. Good Start Genetics’ next-generation DNA sequencing technology, combined with other best-in-class technologies, results in higher detection rates regardless of ethnicity. Good Start Genetics is looking to eventually market the test not only to fertility clinics, but OB/Gyn practices, as well as move into other areas of reproductive health and build a fully-integrated next-generation sequencing company. Safeguard has deployed $12.0 million of capital in Good Start Genetics since September 2010 and has a 30% primary ownership position.

Operating Highlights — In 2012, Good Start Genetics brought in more than $5 million in net revenue. The company expects to be profitable by late third quarter 2013 and operating cash flow break even by the end of 2013. In December 2012, Good Start Genetics’ annualized revenue reached $14 million. For full-year 2013, the company is aiming to generate more than $20 million in revenue. As a result, Good Start Genetics has advanced to Safeguard’s Expansion Stage category with the potential to move into the High Traction stage in 2014. The company continues to target the fast growing, $1 billion genetic testing sector.

Medivo, Inc. (New York, NY — Expansion Stage)

Medivo is a fast-growing health monitoring company dedicated to helping save and improve lives through faster and easier access to clinical and symptom data from laboratories and mobile applications. Founded in 2010, Medivo delivers easy-to-interpret reports that help physicians provide better care to their patient populations, and enables patients to better manage their health through access to lab testing and mobile symptom-monitoring tools and relevant education information. The Medivo network includes over 200,000 physicians and over 50 million patients. Safeguard deployed approximately $6.3 million in Medivo in November 2011 and has a 30% primary ownership position.

Operating Highlights — Medivo achieved Expansion Stage status and remains well-positioned for continued revenue growth with a robust pipeline of client contracts. Eleven of the top 50 life sciences companies have engagements with Medivo, and the American Association of Clinical Endocrinologists has adopted the Medivo platform as a benefit for all 6,000 physician members. The Medivo platform includes modules for physicians and patients with diabetes, dyslipidemia, hepatitis C, gout, low testosterone, irritable bowel disease, hereditary angioedema, and chronic myelogenous leukemia. Initiatives are underway to continue to expand the company’s network of laboratories and health monitoring modules, including obesity, rheumatoid arthritis, hepatitis B, HIV, colon cancer, breast cancer, prostate cancer, myelofibrosis, multiple myeloma, growth hormone deficiency, osteoporosis, hypothyroidism, depression, migraine, pain, and multiple sclerosis.

NovaSom, Inc. (Glen Burnie, MD — Expansion Stage)

NovaSom is a medical device company that has developed the first and only FDA-cleared wireless home sleep test for Obstructive Sleep Apnea (OSA) called AccuSom® Home Sleep Test. The NovaSom home sleep testing technology and MediTrack® portal have been shown to provide in-home, clinically equivalent diagnosis of OSA at a significantly reduced cost as compared to in-facility testing for uncomplicated, adult OSA. Industry experts estimate that 15% of OSA diagnoses are currently made in the home, a total that could double in 2013 as more insurers divert patients from more-expensive sleep lab testing. NovaSom's home sleep tests are currently covered for more than 150 million U.S. lives, through partnerships with major health insurers. Safeguard deployed $20.0 million in NovaSom in June 2011 and has a 30% primary ownership position.

Operating Highlights — During the fourth quarter of 2012, NovaSom hired Stefan Elterich as Vice President of Sales. Mr. Elterich joined the company from ResMed, where he managed $700 million in revenue as vice president for sales and channel management-Americas. In 2012, NovaSom expanded its product suite, launching AccuSom Deliver™, a customized turnkey solution that allows sleep labs to incorporate high-quality, at-home sleep testing into their service offering on a larger scale. AccuSom Safe Recovery™ was also launched in 2012, which leverages AccuSom's wireless functionality to complete home sleep testing prior to surgery. In 2011, the company teamed with Infosys to develop a cloud-based user portal that speeds the order-to-delivery of devices, processing of diagnostic data and management of insurance claims. The new MediTrack® portal has helped NovaSom broaden the reach and efficiency of NovaSom diagnostic services. Sleep specialists, surgeons, and anesthesiologists can now develop a patient management plan that further minimizes the risk of adverse respiratory events and other OSA-related complications during and after surgery.

NuPathe Inc. (NASDAQ:PATH) (Conshohocken, PA — Development Stage)

NuPathe is a specialty pharmaceutical company focused on development and commercialization of branded therapeutics for diseases of the central nervous system. Safeguard has deployed $23.3 million of capital in NuPathe since September 2006 and owns 18% of its outstanding common shares. NuPathe completed its initial public offering in August 2010.

Operating Highlights — On January 17, 2013, the U.S. Food and Drug Administration approved ZecuityTM (sumatriptan iontophoretic transdermal system) for the acute treatment of migraine with or without aura in adults. Zecuity is a single-use, battery-powered patch that treats migraine in adults and offers relief of both migraine headache pain and migraine-related nausea with a low rate of triptan sensations. With approval in hand and issued patents expected to provide protection through April 2020, NuPathe management is now focused on securing commercial partners and working with its manufacturing partner to prepare for the launch of Zecuity in Q4 2013. During the fourth quarter of 2012, NuPathe completed a $28 million private placement of securities with new and existing investors, including $5 million from Safeguard. NuPathe also entered into an $8.5 million term loan agreement with Hercules Technology Growth Capital.

PixelOptics, Inc. (Roanoke, VA — Initial Revenue Stage)

PixelOptics is a medical technology company that developed and has begun to commercialize emPower!, the world’s first and only electronically focusing prescription eyewear. emPower! uses dynamic technology to change focus automatically and silently without moving parts, reducing or eliminating perceived distortion and other limitations associated with multifocal lenses. Safeguard has deployed $31.7 million in PixelOptics since April 2011 and has a 25% primary ownership position.

Operating Highlights — The company expects to roll out its second generation eyewear in 2013, featuring improvements to optics, electronics, frames and coatings.

Putney, Inc. (Portland, ME — Expansion Stage)

Putney is a rapidly growing specialty pharmaceutical company developing high-quality, cost-effective generic medicines for pets. Putney’s mission is to partner with veterinary practices to provide high quality medicines that meet pet medical needs and offer cost-effective alternatives for pet owners. While Americans fill over 80% of their own prescriptions with generics, only 7% of the drugs approved by the FDA for dogs and cats have a generic equivalent, according to Putney’s analysis of FDA Center for Veterinary Medicine approvals. The total global market for companion animal pharmaceuticals is estimated to be $5.7 billion. Safeguard deployed $10.0 million of capital in Putney in September 2011 and has a 28% primary ownership position.

Operating Highlights — Putney achieved its first Abbreviated New Animal Drug Application approval by the FDA’s Center for Veterinary Medicine in December 2012, and launched the product, Cefpodoxime Proxetil, in February 2013. Putney’s Cefpodoxime is a bio-equivalent generic to Zoetis (Pfizer Animal Health’s) Simplicef®. Putney continued to scale its commercial operations during the fourth quarter of 2012, including initial hiring for an inside sales force calling on veterinary practices. Additional hires in R&D have deepened the team responsible for development of Putney’s pipeline of generic drugs for companion animals. Overall, Putney hired 20 team members in 2012 and expects to make additional hires in sales, marketing, supply chain and regulatory during the first half of 2013.

TECHNOLOGY

AppFirst, Inc. (New York, NY – Initial Revenue Stage) is a leading developer of powerful, yet simple application performance monitoring solutions, providing full-stack visibility into systems, applications and business metrics. The company’s software-as-a-service (SaaS)-based DevOps Dashboard is powered by a flexible, big data platform that collects, analyzes and correlates numerous data sources on a configurable dashboard, allowing users to easily monitor important information and to quickly troubleshoot problems. Founded in 2009, AppFirst competes in the $2.1 billion application performance monitoring market, where existing vendors are growing at 9% per year, according to 2012 Gartner Group estimates. In December 2012, Safeguard deployed $6.5 million in AppFirst and has a 35% primary ownership position.

Operating Highlights — AppFirst has more than 500 customers and revenue growth is accelerating. During the fourth quarter of 2012, AppFirst achieved a 300% increase in traffic to its website and doubled customer sign-ups and activations.

Beyond.com, Inc. (King of Prussia, PA — High Traction Stage)

Beyond.com is The CareerNetworkTM focused on helping people grow and succeed professionally. A major competitor in the $12 billion online job recruitment market, Beyond.com helps employers and more than 30 million job seekers pinpoint the most relevant opportunities based on location, industry and expertise through 70 unique career channels and 2,000 industry and regional communities. Safeguard deployed $13.5 million of capital in Beyond.com in March 2007 and has a 38% primary ownership position.

Operating Highlights — During the fourth quarter of 2012, Beyond.com acquired the strategic assets of JobCircle.com, an online job portal that produces virtual and live career fairs and events in nine Mid-Atlantic states and the District of Columbia. JobCircle has 1.3 million registered members. Currently, Beyond.com is averaging 1.4 million new members per month.

Bridgevine, Inc. (Vero Beach, FL — High Traction Stage)

Bridgevine is a leading performance-based digital marketing company that delivers superior online customer acquisition by bringing together in-market audiences with relevant partner brands. Bridgevine’s proprietary SaaS platform powers consumer interactions with major brands, as well as integrates with online and legacy applications for Fortune 500 clients. Over the course of Bridgevine’s partnership, these solutions have delivered more than $2.5 billion in revenue to a roster of enterprise customers that includes Comcast, AT&T, Time Warner Cable, CenturyLink, Constellation Energy, and DIRECTV. Safeguard has deployed $10.0 million in Bridgevine since August 2007 and has a 22% primary ownership position.

Operating Highlights — In 2012, Bridgevine’s revenue was approximately $53 million, up from $39 million in 2011. Bridgevine continues to expand its solution offering and customer base and has been a member of the Inc. 500/5000 for six consecutive years through 2012.

DriveFactor, Inc. (Richmond, VA — Initial Revenue Stage)

DriveFactor provides insurance companies with a turn-key software platform that enables usage based insurance (UBI) programs. DriveFactor has created an elegant UBI platform that is statistically more predictive and financially more attractive for insurance companies to implement, as well as a privacy-sensitive, financially equitable offering for consumers. DriveFactor is currently available in the United States, Canada and Europe. Safeguard has deployed $3.5 million in DriveFactor since December 2011 and has a 35% primary ownership position.

Operating Highlights — In late 2012, DriveFactor launched its telematics Platform 2.0, which offers real-time access to driving data and the ability to set different data gathering parameters for individual devices. Platform 2.0 thus makes it easier for insurance companies to identify responsible drivers, communicate with their customers, and implement successful usage-based insurance programs.

Hoopla Software, Inc. (San Jose, CA — Initial Revenue Stage) has developed a complete performance optimization system designed to steer employee actions and behaviors. Hoopla’s subscription-based SaaS application leverages enterprise data, advanced game mechanics and sophisticated communication tools to cultivate a high performance culture and drive results. According to a recent report published by Deloitte about “The Engagement Economy”, the use of leaderboards, badges, missions and levels is part of a trend called gamification that can be seen in a growing variety of industries and applications. Analysts claim that gamification will be in 25% of redesigned business processes by 2015, will grow at a 99% compound annual growth to more than a $2.8 billion business by 2016, and will have 70% of Global 2000 businesses managing at least one “gamified” application or system by 2014. Safeguard deployed $1.3 million in Hoopla in December 2011 and has a 25% primary ownership position.

Operating Highlights — Founded in 2009, Hoopla continued to capitalize on the growing adoption of gamification throughout 2012, growing over 400% and adding more than 100 customers to its platform. As a result of its traction, Hoopla was named a recipient of the Salesforce AppExchange Customer Choice Award for Sales Dashboards and Reports, as selected by Salesforce.com customers. Select Hoopla customer testimonials are highlighted in video testimonials on the company’s blog, including Informatica, New Relic, ON24, and Zillow. In late 2012, Hoopla relocated its corporate headquarters from West Chester, PA to San Jose, CA.

Lumesis, Inc. (Stamford, CT — Initial Revenue Stage)

Lumesis is a SaaS, cloud-based financial technology company dedicated to delivering software solutions and comprehensive, timely data to the fixed income marketplace. Through sophisticated analytical tools, real-time alerts, proprietary visualization technology and content-rich reporting, Lumesis’ DIVER solutions allow professionals across the municipal market to easily identify portfolio risks and opportunities, improve customer satisfaction, ensure compliance and enable growth. Safeguard deployed $2.2 million in Lumesis in February 2012 and has a 32% primary ownership position.

Operating Highlights — During the fourth quarter of 2012, Lumesis launched DIVER Ambr, a web-based tool that provides municipal market professionals one-click access to comprehensive reports on more than 1.4 million bonds. Ambr complements the Advisor and Analytics offerings, both on the Lumesis DIVER platform. Lumesis also partnered with Municipal Market Advisors to publish tips on bank regulatory guidance affecting municipal portfolios.

MediaMath, Inc. (New York, NY — High Traction Stage)

MediaMath is a leader in the demand side platform and online advertising categories, according to a Forrester Research DSP Wave report. The company buys billions of highly targeted ads per month on behalf of dozens of top-tier agencies, including all the major agency holding companies. Major brands include American Express, Kayak, and Prudential. Today, MediaMath serves more than 2,000 clients with more than 260 employees in eight offices worldwide. International operations are now responsible for approximately 35% of MediaMath annual revenue. Safeguard has deployed $18.5 million of capital in MediaMath since July 2009 and has a 22% primary ownership position.

Operating Highlights — In 2012, MediaMath ranked on the Inc. 500, achieving 1,319% revenue growth between 2008 and 2011, while also adding 98 jobs during that same three-year period. In addition, Facebook recently named MediaMath as one of its partners for Facebook Ad Exchange (FBX), which makes Facebook’s advertising inventory available to real-time bidding and retargeting. Early results from MediaMath’s campaigns show that MediaMath clients are driving higher click-throughs, conversions and brand metrics through FBX. During the fourth quarter of 2012, MediaMath acquired mobile and video in-game ad platform Tap.Me to offer clients expanded mobile and video advertising capabilities. Now, MediaMath services are available on all digital marketing channels. In January 2013, MediaMath acquired the Advertising Decision Solutions data cooperative from Akamai Technologies, Inc. (NASDAQ:AKAM), giving MediaMath exclusive use of Akamai's pixel-free technology. As a result of the pixel-free technology partnership, MediaMath's clients will gain access to more data for audience segmentation, retargeting, and optimization, with quick and easy activation.

Spongecell, Inc. (New York, NY — Expansion Stage) builds online ads that are data-driven, responsive, customizable and scalable across the web. Spongecell’s dynamic creative technology helps advertisers and their agencies build interactive ads that can be personalized to the individual consumer on demand. Spongecell builds digital ads in as little as 72 hours, allowing creative agencies to quickly deploy interactive ad campaigns that increase engagement by as much as 154% over static ads. Spongecell’s interactive features and short build times are available in both display and pre-roll formats. Safeguard deployed $10.0 million in Spongecell in January 2012 and has a 23% primary ownership position.

Operating Highlights — In 2012, Spongecell ranked #27 on the Inc. 500, up from #76 last year, achieving 6,316% revenue growth between 2008 and 2011, while also adding 41 jobs during that same three-year period. During the year, Spongecell added new features to its interactive ad platform including an in-banner fare finder feature, which allows consumers to set search parameters in banner and then sends them to a corresponding page on the client’s site. Perfect for airline clients, Spongecell’s fare finder reduces the number of steps to conversions and is an example of how Spongecell is helping advertisers to further boost conversions and brand engagement. During the fourth quarter, Spongecell was named to Crain’s New York 2012 Best Places to Work and was ranked #28 on Deloitte’s Technology Fast 500.

ThingWorx, Inc. (Exton, PA — Initial Revenue Stage) provides the first software application platform designed for today’s connected world. The ThingWorx platform combines the key functionality of Web 2.0, search, and social collaboration, and applies it to the world of “things,” including connected products, machines, sensors, and industrial equipment. Businesses use the ThingWorx platform to deliver innovative applications and connected solutions across markets ranging from manufacturing, energy, and food, to M2M remote monitoring and service, as well as in emerging “Internet of Things” applications, including smart cities, smart grid, agriculture, and transportation. Safeguard has deployed $10.0 million in ThingWorx since February 2011 and has a 40% primary ownership position.

Operating Highlights — During the fourth quarter of 2012, ThingWorx continued to add to its roster of partners using its technology, including Eurotech, a leader in machine-to-machine (M2M) solutions; All Traffic Solutions, a developer of radar speed displays and variable message signs; and Libelium, a manufacturer of wireless sensor network hardware.

PLATFORM EXPANSION

The company’s Penn Mezzanine partnership augments Safeguard’s capabilities as a growth capital provider and generates opportunities to manage external sources of capital. This initiative is producing current interest and fee income. As the initiative matures, it may also produce management fee income and profit participation. Led by a team of experienced mezzanine lenders, this platform enables Safeguard to offer flexible financing strategies to current and prospective partner companies, as well as other potential borrowers. Safeguard deployed $3.9 million in Penn Mezzanine in August 2011 and has a 36% ownership position.

Operating Highlights — As of December 31, 2012, Penn Mezzanine had outstanding an aggregate of $24.6 million in eight companies yielding 10.5%, including cash and PIK interest. As of December 31, 2012, Safeguard had an aggregate of $8.7 million in carrying value related to its participating interests in Penn Mezzanine’s lending activities. During the fourth quarter of 2012, Safeguard recognized an impairment charge of $1.8 million on its participating interest in one of Penn Mezzanine’s loans. Interest income for the three months and year ended December 31, 2012 related to Penn Mezzanine activities was $0.3 million and $1.5 million, respectively.

SAFEGUARD SCIENTIFICS FOURTH QUARTER AND FULL-YEAR 2012 CONFERENCE CALL
Please call at least 15 minutes prior to the call to register.

Date: Thursday, March 7, 2013

Time: 9:00am EST

Webcast: www.safeguard.com/results

Call-in Number: 877-317-6789
(International) +412-317-6789

Replay Number: 877-344-7529
(International) +412-317-0088

Replay Access Code: 10025175
Replay available through April 8, 2013 at 9:00am EDT

Speakers: President and Chief Executive Officer, Stephen T. Zarrilli; Senior Vice President – Finance, Jeffrey B. McGroarty; and Executive Vice President and Managing Director, James A. Datin.

Format: Discussion of fourth quarter and full year 2012 financial results followed by Q&A.

For more information please contact IR@safeguard.com.

EVENTS

For the latest information about what conferences Safeguard’s executives will be attending and presenting at, visit www.safeguard.com/events.

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About Safeguard Scientifics

Founded in 1953 and based in Wayne, Pa., Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital and operational support to entrepreneurial and innovative healthcare and technology companies in medtech, healthtech, specialty pharmaceuticals, financial technology, digital media, and Enterprise 3.0. For more information, please visit our website at www.safeguard.com.

Safeguard Press Resources

Blog: blog.safeguard.com
Twitter: @Safeguard
StockTwits: SFE
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Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our partner companies, acquisitions and dispositions of partner companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our partner companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. As a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this news release.

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2012	2011

Assets
Cash, cash equivalents and marketable securities	$176,986	$241,285
Restricted cash equivalents and cash held in escrow	6,444	11,570
Other current assets	2,408	1,081
Total current assets	185,838	253,936
Ownership interests in and advances to partner companies and funds	148,639	114,169
Loan participations receivable	7,085	7,587
Available-for-sale securities	58	5,184
Long-term marketable securities	29,059	16,287
Long-term restricted cash equivalents	-	7,128
Other assets	3,465	2,345
Total Assets	$374,144	$406,636

Liabilities and Equity
Total current liabilities	$7,261	$8,516
Other long-term liabilities	3,921	4,146
Convertible senior debentures - non-current	48,991	45,694
Total equity	313,971	348,280
Total Liabilities and Equity	$374,144	$406,636

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Operating expenses	$4,792	$5,614	$19,473	$21,168
Operating loss	(4,792)	(5,614)	(19,473)	(21,168)
Other income (loss), net interest and equity income (loss)	(6,016)	(18,925)	(19,889)	131,765

Net income (loss) before income taxes	(10,808)	(24,539)	(39,362)	110,597
Income tax benefit (expense)	-	-	-	-
Net income (loss)	$(10,808)	$(24,539)	$(39,362)	$110,597

Net income (loss) per share:
Basic	$(0.51)	$(1.18)	$(1.88)	$5.33
Diluted	$(0.51)	$(1.18)	$(1.88)	$4.74

Average shares used in computing net income (loss) per share:
Basic	21,091	20,846	20,974	20,764
Diluted	21,091	20,846	20,974	24,522

Safeguard Scientifics, Inc.
Segment Results
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Operating Loss
Healthcare	$-	$-	$-	$-
Technology	-	-	-	-
Penn Mezzanine	(4)	-	(10)	-
Total segment results	(4)	-	(10)	-
Other items (a)	(4,788)	(5,614)	(19,463)	(21,168)
	$(4,792)	$(5,614)	$(19,473)	$(21,168)

Net Income (Loss)
Healthcare	$5,331	$(11,451)	$(6,660)	$114,063
Technology	(1,582)	(7,395)	(119)	21,478
Penn Mezzanine	(1,476)	139	(1,136)	139
Total segment results	2,273	(18,707)	(7,915)	135,680
Other items (a)	(13,081)	(5,832)	(31,447)	(25,083)
Net Income (Loss)	$(10,808)	$(24,539)	$(39,362)	$110,597

(a) Other items includes corporate expenses and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 18 partner companies as of December 31,
2012, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our partner companies and other holdings. Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies and reflect both equity ownership interests in and advances to those partner companies.

	December 31,
	2012

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity method	$111,223	$179,718
Cost method	10,000	10,000
Fair value method	20,972	23,324
Other holdings	6,444	35,798
	$148,639	$248,840

CONTACT:
Safeguard Scientifics, Inc.
John E. Shave III, 610-975-4952
Vice President, Business Development and Corporate Communications